EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of this 28th day of October, 2013 by and between ioWorldMedia, Incorporated, a Florida corporation (“IWDM”), and Radioio, Inc., a Nevada corporation (“Radioio”).

WHEREAS, Radioio is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, IWDM is a corporation duly organized and existing under the laws of the State of Florida;

WHEREAS, on the date of this Agreement, Radioio has authority to issue 100,000,000 shares of common stock, par value $.001 per share (“Radioio Common Stock”), of which 100 shares are issued and outstanding and held by IWDM, and 10,000,000 shares of preferred stock, par value $.001 per share, of which no shares are issued and outstanding;

WHEREAS, on the date of this Agreement, IWDM has authority to issue 250,000,000 shares of common stock, par value $.001 per share (“IWDM Common Stock”), of which 238,050,660 are issued and outstanding, and 5,000,000 shares of preferred stock, par value $.001 per share (“IWDM Preferred Stock”), of which 3,000,000 shares are issued and outstanding;

WHEREAS, the respective boards of directors of IWDM and Radioio have determined that, for the purpose of effecting the redomestication of IWDM to the State of Nevada, it is advisable, to the advantage of, and in the best interests of IWDM and its shareholders and Radioio and its stockholder that IWDM merge with and into Radioio upon the terms and subject to the conditions herein provided;

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and

WHEREAS, the respective boards of directors of IWDM and Radioio and the shareholders of IWDM and the stockholder of Radioio have approved and adopted this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, IWDM and Radioio hereby agree as follows:

1.           Merger.  At the Effective Time (as such term is hereafter defined), IWDM shall be merged with and into Radioio (the “Merger”), and Radioio, a Nevada corporation, shall be the surviving corporation (the “Surviving Corporation”) in the Merger.  To effectuate the Merger, (a) this Agreement together with Articles of Merger (the “Nevada Articles of Merger”) shall be filed with the office of the Nevada Secretary of State in accordance with the provisions of Chapter 92-A of the Nevada Revised Statutes (the “NRS”) and (b) a duly certified counterpart of this Agreement and Articles of Merger (the “Florida Articles of Merger”) shall be filed with the office of the Florida Secretary of State in accordance with the provisions of Chapter 607 of the Florida Statutes Annotated (the “FSA”).  The “Effective Time” of the Merger shall be the date and time set forth in the Nevada Articles of Merger and the Florida Articles of Merger, and if no date and time is set forth in the Nevada Articles of Merger and Florida Articles of Merger, the “Effective Time” of the Merger shall be the date and time of the later of such filings.

2.           Governing Documents.  The Articles of Incorporation of Radioio, a copy of which is attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Corporation, and the Bylaws of Radioio, a copy of which is attached hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation.

3.           Directors and Officers.  The directors and officers of Radioio shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors are duly elected or appointed.

4.           Succession.  At the Effective Time, Radioio shall succeed to IWDM in the manner of and as more fully set forth in FSA 607.1106 and NRS 92A.250.

5.           Further Assurances.  From time to time, as and when required by Radioio or by its successors and assigns, there shall be executed and delivered on behalf of IWDM such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Radioio the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of IWDM, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Radioio are fully authorized in the name and on behalf of IWDM or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6.           Stock of IWDM.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of IWDM Common Stock or IWDM Preferred Stock:

(a)           each holder of the IWDM Common Stock shall receive one fully paid and non-assessable share of Radioio Common Stock for every 100 shares of IWDM Common Stock then held, with one whole share of Radioio Common Stock being issued in lieu of a fractional share of Radioio Common Stock;

(b)           each holder of IWDM Preferred Stock shall receive .4950495 of one fully paid and non-assessable share of Radioio Common Stock for each share of IWDM Preferred Stock then held, with one whole share of Radioio Common Stock being issued in lieu of a fractional share of Radioio Common Stock; and

(c)           each share of IWDM Common Stock or IWDM Preferred Stock held in treasury shall be cancelled without consideration given therefor.

7.           Outstanding Stock of Radioio.  At the Effective Time, the 100 shares of Radioio Common Stock presently issued and outstanding in the name of IWDM shall be canceled and retired and resume the status of authorized and unissued shares of Radioio Common Stock, and no shares of Radioio Common Stock or other securities of Radioio shall be issued in respect thereof.

8.           Stock Certificates.  From and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of IWDM Common Stock and IWDM Preferred Stock shall be deemed for all purposes to evidence ownership and to represent the shares of Radioio Common Stock into which the shares of IWDM Common Stock and IWDM Preferred Stock represented by such certificates have been converted as herein provided.  The registered owner on the books and records of IWDM or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer to or otherwise accounted for by Radioio or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Radioio Common Stock represented by such outstanding certificate after the Effective Time.

9.           Covenants of Radioio.  Radioio covenants and agrees that it will:  (a) qualify to do business as a foreign corporation in all states in which IWDM is so qualified and in which the failure to so qualify would have a material adverse effect on the business or financial condition of Radioio and its subsidiaries, taken together as a whole, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under applicable provisions of state law in the states in which qualification is required hereunder; and (b) file any and all documents with the Florida Franchise Tax Board necessary for the assumption by Radioio of all of the franchise tax liabilities of IWDM.

10.         Book Entries.  As of the Effective Time, entries shall be made upon the books of Radioio in accordance with the following:  (a) the assets and liabilities of IWDM shall be recorded at the amounts at which they were carried on the books of IWDM immediately prior to the Effective Time; (b) there shall be credited to the capital stock of Radioio the aggregate amount of the par value of all shares of Radioio Common Stock resulting from the conversion of the outstanding IWDM Common Stock and IWDM Preferred Stock pursuant to the Merger; (c) there shall be credited to the capital surplus of Radioio the aggregate of the amounts shown in the capital stock and capital surplus accounts of IWDM immediately prior to the Effective Time, less the amount credited to the common stock account of Radioio pursuant to subsection (b) above; and (d) there shall be credited to the retained earnings account of Radioio an amount equal to that carried in the retained earnings account of IWDM immediately prior to the Effective Time.

11.         Appraisal Rights.  The holders of outstanding shares of IWDM Common Stock shall not be entitled to appraisal rights as set forth in FSA 607.1302.  In addition, inasmuch as each holder of the outstanding shares of IWDM Preferred Stock have approved the Merger, such holders have waived their appraisal rights.

12.         Condition.  It shall be a condition precedent to the consummation of the Merger and the other transactions contemplated by this Agreement that the shares of Radioio Common Stock shall, upon official notice of issuance, be quoted on the OTC markets as of the Effective Time.

13.         Amendment.  At any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the shareholders of IWDM and the stockholder of Radioio, this Agreement may be amended in any manner as may be determined in the judgment of the respective board of directors of IWDM and Radioio to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement; provided that any amendment made subsequent to the approval or adoption of this Agreement by the shareholders of IWDM or the stockholder of Radioio shall be subject to all applicable limitations of the applicable provisions of the NRA and FSA.

14.         Abandonment.  At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the board of directors of either IWDM or Radioio, or both, notwithstanding the approval of this Agreement by the shareholders of IWDM.

15.         Counterparts.  In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

16.         Third Parties.  Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

17.         Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Nevada, without reference to its conflict of laws principles.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement, having been duly approved by resolutions of the respective board of directors of IWDM and Radioio, is hereby executed on behalf of each of said two corporations by their respective officers duly authorized.

IOWORLDMEDIA, INCORPORATED

By:	/s/ Zachary McAdoo
Name:	Zachary McAdoo
Title:	Chairman, President, Chief Executive
Officer and Chief Financial Officer

RADIOIO, INC.

By:	/s/ Zachary McAdoo
Name:	Zachary McAdoo
Title:	Chairman, President, Chief Executive
Officer and Chief Financial Officer

Index of Exhibits

Exhibit A	Articles of Incorporation of Radioio, Inc.

Exhibit B	Bylaws of Radioio, Inc.

All exhibits have been omitted. Upon the request of the Securities and Exchange Commission, ioWorldMedia, Incorporated agrees to furnish copies of the exhibits listed above.